EXHIBIT 99.2 TEXT OF SHAREHOLDER LETTER MAILED TO THE COMPANY'S SHAREHOLDERS.


May 27, 2000



Dear Security Financial Corp. Shareholder:

I am pleased to inform you that the directors of Security Financial Corp. have entered into an agreement in principle for the company to be acquired by Farmers National Banc Corp., and the Security Dollar Bank to be merged with Farmers National Bank of Canfield. The proposed transaction is subject to your approval and that of bank regulators.

Regulatory approval is expected in the fourth quarter of 2000. During this interim, a special shareholders' meeting will be scheduled to obtain your approval of the transaction. The directors and executive management believe that the merger would be beneficial to all shareholders and are unanimous in their support of this proposed merger. They and I hope that when the time comes for the special shareholders' meeting, you also will support the merger. If the transaction is approved, the agreement provides for a tax-free exchange of Farmers common shares for shares of Security common stock at a value of $90 per each share of Security. The exchange ratio will be a minimum of 7.200 and a maximum of 9.742 shares of Farmers common stock for each share of Security. Prior to the special shareholders' meeting, you will receive a proxy providing full information about the proposed merger.

Security Financial is proud of its long history and dedication to community banking. However, for the bank to reach its full growth potential and enhance shareholders' value, we would need to enter new lines of business beyond the credit and deposit services that have been our specialty. Developing expertise independently would be time consuming and costly, making a combination with a larger financial institution attractive. As a result, the board engaged Austin Associates, a respected investment banking and consulting firm to community banks, to help review strategic alternatives. When the decision was reached to seek a merger, Farmers emerged as the preferred choice by all measures.

The merger with Farmers will provide access to capital and technology that will allow us to serve the wide range of customers' financial needs, including telephone and Internet banking. Farmers shares our passion for excellence and commitment to relationship banking. We believe that our affiliation will benefit both companies.

The date of the shareholders' meeting will be sent to you when it is set. Thank you for your continued support.

Very truly yours,




Christopher J. Shaker
Chairman



                                       50